EXHIBIT 10.10

                           INTERCOMPANY DEBT AGREEMENT


     This Intercompany Debt Agreement (this "Agreement") is made and entered into this ___ day of October, 1996 by and between Intelligent Electronics, Inc., a Pennsylvania corporation ("IE"), and XLConnect Solutions, Inc., a Pennsylvania corporation ("XLC").

                                   BACKGROUND

     A. XLC is an indirect wholly-owned subsidiary of IE.

     B. IE and XLC have contemporaneously herewith effected an initial public offering of shares of common stock of XLC (the "Offering").

     C. IE and its subsidiaries have available to them a $225 million credit facility (the "Credit Facility") pursuant to that certain Amended and Restated Inventory and Working Capital Financing Agreement dated as of April 5, 1996, among IBM Credit Corporation ("IBMCC"), and IE and its subsidiaries (as amended from time to time, including without limitation, by Amendment No. 2 (defined below), (the "Financing Agreement").

     D. The Credit Facility is secured by all assets of IE and its subsidiaries, including XLC and its subsidiaries, and borrowings thereunder are subject to a collateral-based formula (the "Borrowing Base").

     E. Historically, IE has provided to its subsidiaries, including XLC and its subsidiaries, funds to support liquidity and working capital needs and cash management, and related services.

     F. Immediately preceding the Offering, XLC was indebted to IE in the amount of $________________ (the "Pre-Offering Intercompany Debt") as a result of IE's provision of such funds to XLC.

     G. In addition, immediately preceding the Offering, availability under the Credit Facility based on the assets of XLC and its subsidiaries (the "XLC Borrowing Base") was calculated to be an amount equal to $____________ (the "Pre-Offering XLC Borrowing Base").

     H. Pursuant to Amendment No. 2 to the Intelligent Electronics Amended and Restated Inventory and Working Capital Financing Agreement dated October __, 1996, and effective as of the Effective Date (defined below) ("Amendment No. 2"), XLC will have borrowing availability under, and joint and several liability with IE for up to $20,000,000 in principal amount of, the Credit Facility (the "Sublimit").


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     I. As a result of the Offering, IE will receive approximately $__________
in proceeds, in reduction of the "Pre-Offering Intercompany Debt", resulting in a deficiency of approximately $___________ (the "Initial Remaining Balance").

     J. The parties hereto have agreed to (a) cause the Initial Remaining Balance to be treated as long term debt, and (b) set forth additional limitations on, and conditions for, the use of the Credit Facility, all on the terms and conditions set forth herein.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     A. Definitions. As used in this Agreement, in addition to the terms defined in the "Background Section" hereof, the following terms shall have the following meanings:

        1. "Advance" means an IE Advance or an XLC Advance, as the case may be.

        2. "Business Day" means a day on which banks are not required or permitted to close in New York City, New York.

        3. "Effective Date" means the date on which the purchase and sale of shares of common stock of XLC pursuant to the Offering first occurs.

        4. "Interest Period" means each fiscal quarter of XLC, commencing with the fiscal quarter ending on December 31, 1996.

        5. "Indirect IBMCC Liabilities" means any and all indebtedness and obligations of every kind and description of XLC owing to IBMCC under the Financing Agreement, other than direct borrowings of XLC under the Sublimit and other Primary IBMCC Liabilities, and shall include indebtedness or obligations that are secondary, indirect, absolute or contingent, joint or several, secured or unsecured, due or to become due, contractual or tortious, arising by operation of law or otherwise, or now or hereafter existing, whether incurred by IE or any of its subsidiaries other than XLC and its subsidiaries, and whether as surety, endorser, guarantor, accommodation party or otherwise, including, without limitation, principal, interest, fees, including, without limitation, late fees and expenses, and including attorneys' fees and costs.

        6. "IE Maturity Date" means January 1, 1998.

        7. "Primary IBMCC Liabilities" means indebtedness and obligations of every kind and description owing to IBMCC in connection with or as a result of XLC's borrowing of funds from IBMCC under the Sublimit, including without limitation, principal, interest, fees and costs (including cost of collection of amounts owed by XLC that are Primary Obligations), but shall not include Indirect IBMCC Liabilities.


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        8. "Remaining Balance" means the Initial Remaining Balance, as reduced from time to time by payments, prepayments and credits, including without limitation, as a result of (a) XLC's receipt of additional proceeds realized from the sale of additional shares of XLC stock in connection with the exercise of that certain over-allotment option in connection with the Offering, (b) the exercise by XLC of its right of setoff pursuant to Section D hereof, or
(c) advances to IE under that certain Services Agreement dated as of the date hereof, by and between IE and XLC.

        9. "XLC Account" means that certain deposit account to be established by XLC at a financial institution to be selected by XLC.

        10. "XLC Lockbox Account" means that certain Lockbox Account to be established, with the consent of IBMCC, if necessary, at a financial institution to be selected by XLC.

     B. Terms Relating to Intercompany Debt.

        1. Repayment of Principal. The Remaining Balance, together with any accrued, unpaid interest thereon shall be due and payable on the IE Maturity Date. Prepayment of all or any portion of the Remaining Balance then outstanding may be made at any time without penalty or premium.

        2. Payment of Interest. XLC shall pay to IE interest in arrears on the Remaining Balance on the last day of each Interest Period. Interest on the principal portion of the Remaining Balance outstanding from time to time shall accrue at a per annum rate equal at all times to the rate available to IE for long term debt under the Financing Agreement, which, as of the date hereof, is ________ per annum. Interest shall be calculated on the basis of a 365 day year for the actual number of days elapsed.

     C. Limitation on Use of XLC Borrowing Base.

        1. Initial Repayment; Initial Borrowing Availability. Immediately upon IE's receipt of proceeds of the Offering, IE shall pay to IBMCC the net proceeds of the Offering to reduce IE's borrowings against the XLC Borrowing Base under the Credit Facility to an amount equal to the Initial Remaining Balance. As of such date, XLC shall be permitted to borrow under the Sublimit in an amount equal to the excess, if any, of the XLC Borrowing Base over the Remaining Balance.

        2. Continuing Borrowings Against XLC's Assets. From and after the Effective Date, IE may continue to borrow the entire amount available under the Credit Facility, including amounts otherwise available to the Company under the Sublimit; provided, however, that notwithstanding anything to the contrary contained in or permitted under the Financing Agreement, IE's borrowings against the XLC Borrowing Base under the Credit Facility may not at any time exceed an amount equal to the then applicable Remaining Balance.

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        3. Upon Expiration of Amendment No. 2. Upon the expiration of Amendment
No. 2, IE shall repay to IBMCC an amount representing the then outstanding borrowing against the XLC Borrowing Base.

        4. XLC Account and Lockbox Account. In order to facilitate the calculation of the XLC Borrowing Base, XLC shall establish the XLC Account and the XLC Lockbox Account and shall maintain such accounts and in accordance with, and otherwise comply with the provisions of the Services Agreement and the Financing Agreement with respect to such XLC Account and XLC Lockbox Account.

     D. Right of Setoff. If any of the Indirect IBMCC Liabilities shall have been paid by XLC or any of its subsidiaries, or if IBMCC has realized on the assets of XLC or any of its subsidiaries on account of Indirect IBMCC Liabilities, whether by foreclosure, repossession, UCC sale or otherwise, XLC shall have the right and is specifically authorized hereby to set-off against and reduce to the then Remaining Balance by any amounts so paid by XLC or any of its subsidiaries.

     E. Rights of Indemnity and Subrogation.

        (a) IE shall indemnify, defend and hold harmless XLC and its subsidiaries, and their respective officers, directors, employees, agents and representatives, successors and assigns, from, against and with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind (including, without limitation, attorneys' fees and costs) arising from or in any way related to payments made by XLC under the Finance Agreement in respect of Indirect IBMCC Liabilities. The provisions of this paragraph shall survive the termination of this Agreement and the Finance Agreement, and shall be and remain effective notwithstanding the payment of the Indirect IBMCC Liabilities, the release of any security interest, lien or encumbrance securing the Indirect IBMCC Liabilities or any other action IBMCC may have taken in reliance upon its receipt of such payment.

        (b) XLC shall indemnify, defend and hold harmless IE and its subsidiaries, and their respective officers, directors, employees, agents and representatives, successors and assigns, from, against and with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind (including, without limitation, attorneys' fees and costs) arising from or in any way related to payments made by IE under the Finance Agreement in respect of Primary IBMCC Liabilities. The provisions of this paragraph shall survive the termination of this Agreement and the Finance Agreement, and shall be and remain effective notwithstanding the payment of the Primary IBMCC Liabilities, the release of any security interest, lien or encumbrance securing the Primary IBMCC Liabilities or any other action IBMCC may have taken in reliance upon its receipt of such payment.

        (c) The provisions of this Section E shall survive any termination of this Agreement.

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     F. Term of Agreement. This Agreement shall become effective on the
Effective Date and shall automatically terminate on the date on which the Remaining Balance, together with any accrued, unpaid interest thereon, has been paid.

     G. Miscellaneous.

        1. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto to any other person except that either party may assign this Agreement to any of its affiliates.

        2. No Third-Party Beneficiaries. Except for the persons entitled to indemnification pursuant to Section E hereof, each of whom is an intended third-party beneficiary hereunder, nothing expressed or implied in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable rights hereunder.

        3. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

        4. Amendment. This Agreement may not be amended except by an instrument signed by the parties hereto.

        5. Waivers. Either party hereto may (i) extend the time for the performance of any of the obligations or other act of the other party or
(ii) waive compliance with any of the agreements contained herein. No waiver of any term shall be construed as a waiver of the same term, or a waiver of any other term, of this Agreement. The failure of any party to assert any of its rights hereunder will not constitute a waiver of any such rights.

        6. Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such provision shall be deemed severable and all other provisions of this Agreement shall nevertheless remain in full force and effect.

        7. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        8. Notices. All notices given in connection with this Agreement shall be in writing. Service of such notices shall be deemed complete (i) if hand delivered, on the date of delivery, (ii) if by mail, on the fourth business day following the day of deposit in the United States mail, by certified or registered mail, first-class postage prepaid, or (iii) if sent by FedEx or equivalent courier service, on the next business day, or (iv) if by telecopier, upon receipt by the sender of confirmation of successful transmission. Such notices shall be addressed to the parties at the following addresses or at such other address for a party as shall

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be specified by like notice (except that notices of change of address shall be effective upon receipt):

        If to IE:

             411 Eagleview Boulevard
             Exton, PA 19341
             Attention:  President
             Telecopier:  610-458-0599

        If to XLC:

             411 Eagleview Boulevard
             Exton, PA 19341
             Attention:  President
             Telecopier:  610-458-8217

        9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws thereof.

        10. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, IE and XLC have caused this Intercompany Debt Agreement to be executed on the date first above written.

                                       INTELLIGENT ELECTRONICS, INC.



                                       By:______________________________
                                          Name:
                                          Title:

                                       XLCONNECT SOLUTIONS, INC.



                                       By:______________________________
                                          Name:
                                          Title:


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